EXHIBIT 99.1
     FOR IMMEDIATE RELEASE
MICROFIELD GROUP REPORTS THIRD QUARTER 2006 RESULTS
Portland, OR — November 6, 2006 — Microfield Group, Inc. (OTC Bulletin Board: MICG) announced financial results today for the three and nine months ended September 30, 2006. Sales for the third quarter 2006 increased to $20,663,000 from $20,074,000 in the three months ended October 1, 2005. The Company recorded net income of $6,653,000 (or $0.08 per diluted share) in the third quarter of 2006 compared to net income of $537,000 (or $0.01 per diluted share) in the third quarter 2005.
Included in the net income in the current quarter is non-cash income of $9,756,000 from the revaluation of a warrant liability stemming from the warrants issued in the October 2005 and June 2006 private placements. Also included are a non-cash expense of $669,000 for the remaining charges on the extended registration period for the shares issued in the October 2005 private placement, and a non-cash charge of $272,000 from stock-based compensation, required to be expensed. On a non-GAAP basis, excluding these three non-cash items, the company would have incurred a net loss for the quarter of $2,162,000 (or $(0.03) per share).
Operating expenses for the three months ended September 30, 2006 were $3,338,000 compared to $2,217,000 in the three months ended October 1, 2005. This increase in operating expenses between periods is due primarily to the inclusion of $714,000 of operating expenses from EnergyConnect, which were not part of the consolidated group for the three months ended October 1, 2005. The current quarter also included $272,000 in stock-based compensation expense and $250,000 in expense above the prior year quarter due to higher legal fees and initial expenses associated with the Sarbanes-Oxley implementation.
Revenue and net income for the nine months ended September 30, 2006 were $60,794,000 and $2,484,000, respectively, compared to revenue and net income for the nine months ended October 1, 2005 of $37,991,000 and $334,000, respectively. On a non-GAAP basis, excluding the non-cash items discussed above, the company would have incurred a net loss for the nine months ended September 30, 2006 of $4,138,000 (or $(0.05) per share).
Commenting on the third quarter results, Rod Boucher, Chief Executive Officer, said, “Possibly the most important achievement is that we have proven the EnergyConnect business model works — Three major grid operators are receiving services from EnergyConnect, and participants including office buildings, universities, industrial facilities, hospitals, and farms are all using EnergyConnect services and systems and receiving payments from EnergyConnect. A base has been established from which we expect to substantially grow the business.”
About Microfield Group, Inc.

Microfield Group combines selling wholesale services to regional power grids with traditional electrical contracting and design and integration of infrastructure for wind, solar and other distributed power systems. This combination provides the platform to be a contributor to the growing alternative energy industry and to provide business processes and software capabilities that link the adjustment of consumer energy consumption to the wholesale electric market. Microfield utilizes consumers of electricity to generate revenue from the regional grids and serves this market through proprietary software and models that enable consumers to adjust use, provide prices to determine beneficial actions, and automate all aspects of the process. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.” Additional information about Microfield is available at www.microfield.com.
Forward-Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
Contact:
Cary Halsted, Investor Relations, 503-419-3712
Randy Reed, CFO, 503-419-3364

MICROFIELD GROUP, INC.
CONSOLIDATED BALANCE SHEET
($000’S)

	September 30,	December 31,
	2006	2005
	(Unaudited)
Cash	$2,403	$729
Other current assets	16,582	11,925

Total current assets	18,985	12,654
Goodwill and intangibles	41,581	41,972
Other long term assets	847	615

Total assets	$61,413	$55,241

Accounts payable	$6,755	$8,084
Bank line of credit	5,477	5,957
Other current liabilities	3,088	4,323

Total current liabilities	15,320	18,364
Long term liabilities	1,360	8,973

Total liabilities	16,680	27,337
Shareholders’ equity	44,733	27,904

Total liabilities and shareholders’ equity	$61,413	$55,241

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
($000’s, except share data)
(Unaudited)

	Three months ended		Nine months ended
	Sept. 30	Oct. 1	Sept. 30	Oct. 1
	2006	2005	2006	2005
Revenue	$20,663	$20,073	$60,794	$37,991
Cost of goods sold	19,452	16,941	53,970	31,038

Gross profit	1,211	3,132	6,824	6,953
Operating expenses	3,338	2,217	11,097	5,467

Income (loss) from operations	(2,128)	915	(4,273)	1,485
Other income (expense)	8,781	378	6,757	(1,151)

Net income	$6,653	$537	$2,484	$334

Net income per share:
Basic	$0.09	$0.03	$0.04	$0.02

Diluted	$0.08	$0.01	$0.03	$0.02

Shares used in per share calculations:
Basic	74,531,401	20,578,116	65,433,453	19,209,011

Diluted	82,026,176	43,127,020	72,928,227	19,209,011